EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of the 12th day of July, 2012 (the “Effective Date”), by and between BOLDFACE GROUP, INC., a Nevada corporation, with a business address of 1309 Pico Blvd., Suite #A, Santa Monica, California 90405 (the “Company”), and NICOLE OSTOYA, an individual residing in Los Angeles, California (the “Executive”).

INTRODUCTION

WHEREAS, the Company is in the business of obtaining and administering celebrity licenses for the manufacture, marketing and wholesale distribution of cosmetics and beauty products (the “Business”);

WHEREAS, the Company wishes to employ the Executive as its Chief Executive Officer; and

WHEREAS, the Executive desires to be employed by the Company in such capacity, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.            Employment Period. The term of the Executive’s employment by the Company pursuant to this Agreement (the “Employment Period”) shall commence upon the Effective Date and shall continue for a period of three (3) years from the Effective Date. Notwithstanding the foregoing, the Employment Period may be terminated by the Company or the Executive as provided in Section 7.

2.            Employment; Duties.

(a)          During the Employment Period and subject to the terms and conditions of this Agreement, the Company hereby employs the Executive to act for the Company as its Chief Executive Officer, and the Executive hereby accepts employment as Chief Executive Officer of the Company. The duties and responsibilities of the Executive shall include such duties and responsibilities customary to such office and as are normally associated with and appropriate for such position and as the Company’s Board of Directors (the “Board”) may from time to time reasonably assign to the Executive.

(b)          The Executive recognizes that during the Employment Period and subject to the terms and conditions of this Agreement, the Executive owes an undivided duty of loyalty to the Company, and the Executive will use the Executive’s good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). The Executive shall devote all of the Executive’s business time, attention and skills to the performance of Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, the Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company in writing from time to time.

(c)          Notwithstanding anything to the contrary in this Section 2, the Executive may (i) devote a reasonable amount of the Executive’s time to civic, community, or charitable activities and may serve as a director, member or manager of other companies (provided that any such other company is not a competitor of the Company, as determined by the Board) and to other types of business or public activities not expressly mentioned in this paragraph, and (ii) participate as a non-employee director and/or investor in other companies and projects as disclosed by the Executive to, and approved by, the Board, so long as the Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of the Executive’s duties to the Company. Without limiting the generality of anything contained in this Section 2, the Company hereby acknowledges and approves of the Executive’s ownership of a fifty percent stake in Gold Grenade, LLC, a beauty and fragrance product development firm with whom the Company has entered into a material consulting agreement.

3.            Place of Employment. The Executive’s services shall be performed at the Company’s principal executive offices located at 1309 Pico Blvd., Suite #A, Santa Monica, California 90405, and at any other location where the Executive’s presence is necessary to perform the Executive’s duties. The parties acknowledge that the Executive may be required to travel in connection with the performance of the Executive’s duties hereunder.

4.            Base Salary. During the first two years of the Employment Period, the Executive’s base salary (the “Base Salary”) shall be Two Hundred Fifty Thousand Dollars ($250,000) per annum or such higher rate as the Board may determine from time to time. During the third year of the Employment Period, the Base Salary shall be determined by a nationally recognized outside consultant selected by the Board (excluding Executive in her director capacity), with experience in the health and beauty industry, as appropriate base compensation for the chief executive officer of the Company, based on a market survey of similarly situated companies in the health and beauty industry; provided, that in no event shall the Base Salary for the third year of the Employment Period be less than the Base Salary for the second year of the Employment Period. The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices in effect from time to time.

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5.            Bonus.

(a)          The Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) of up to twenty percent (20%) of the then applicable Base Salary, payable in U.S. dollars on or prior to April 15th of the Company’s fiscal year immediately following the fiscal year for which the cash bonus was earned. The Executive’s Annual Bonus (if any) shall be in such amount (up to the limit stated above) as the Board may determine in its sole discretion. The Board may or may not determine that all or any portion of the Annual Bonus shall be earned upon the achievement of operational, financial or other milestones (“Milestones”) established by the Board in consultation with the Executive.

(b)          The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.

6.            Other Benefits

(a)          Stock Option Grants. The Company shall grant to Executive 1,800,000 stock options under the Company’s 2012 Equity Incentive Plan on the date hereof with an exercise price of $0.24 per share and subject to such other terms contained in a separate stock option agreement to be executed by the Company and Executive, which shall include ratable vesting over three years, subject to Executive’s continued employment by the Company, and such other customary and reasonable terms approved by the Board. The Company further covenants and agrees to issue to Executive an additional 5,700,000 stock options under the Company’s 2012 Equity Incentive Plan on the one year anniversary of the date of this Agreement, subject to Executive’s continued employment by the Company at such time, with an exercise price equal to the fair market value of the Company’s common stock as of such date, and subject to Company performance conditions and/or Milestones as may reasonably be established by the Board and to such other customary and reasonable terms determined by the Board; provided, that the vesting of such stock options will be ratable over three years, subject to Executive’s continued employment by the Company. Any additional option grants to the Executive shall be at the option of the Board.

(b)          Restrictions. Any and all shares of stock, options, restricted stock units and other equity awards granted to or owned by the Executive will be subject to the share ownership guidelines and insider trading and blackout policies adopted from time to time by the Board for senior executives of the Company and will also be subject to applicable holding periods and transaction reporting requirements under applicable securities laws.

(c)          Insurance and Other Benefits. During the Employment Period, the Company shall pay for, or reimburse the Executive for, health, dental, hospitalization and vision insurance for the Executive and her dependants, and the Executive shall be entitled to participate in any other Company insurance programs and any applicable benefit plans, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be bound by all of the policies and procedures relating to Benefits established by the Company from time to time.

(d)          Vacation; Personal Days. During the Employment Period, Executive shall be entitled to three (3) weeks of vacation during each fiscal year of the Company, during which time the Executive's compensation shall be paid in full. Executive's vacation allowance shall cumulate and to the extent some portion thereof remains unused during the fiscal year in which it is accrued shall be carried over and may be used in the immediately following fiscal year and not thereafter. The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board.

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(e)          Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business, promotional, travel, lodging and entertainment expenses (“Reimbursable Expenses”) incurred or paid by the Executive during the Employment Period in the performance of the Executive’s services under this Agreement on a basis consistent with the Company’s other senior executives and in accordance with the Company’s policies governing such matters, as determined by the Board; provided, that with respect to travel and lodging, the Executive shall be entitled to reimbursement for: (i) coach class airfare unless the total in-flight time for travel outside the forty-eight contiguous United States exceeds six (6) hours, in which case, the Executive shall be entitled to reimbursement for business class airfare (and if business class is not available, then first-class airfare) and (ii) up to four-star accommodations. The Executive shall furnish the Company with appropriate documentation required by the Internal Revenue Code and/or other taxing authorities in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

7.             Termination; Compensation Due Upon Termination of Employment. The Executive’s employment with the Company shall be entirely “at-will,” meaning that either the Executive or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all, subject, however, to the following. The Executive’s right to compensation for periods after the date the Executive’s employment with the Company terminates shall be determined in accordance with the provisions of paragraphs (a) through (f) below:

(a)          Voluntary Resignation; Termination without Cause.

(i)          Voluntary Resignation. The Executive may terminate the Executive’s employment at any time upon thirty (30) days prior written notice to the Company. In the event of the Executive’s voluntary termination of employment other than for Good Reason (as defined below), the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 4 or 5 above, except as otherwise required by this Agreement or by applicable law, or to provide the benefits described in Section 6 above for periods after the date on which the Executive’s employment with the Company terminates due to the Executive’s voluntary resignation, except for the payment of the Executive’s Base Salary accrued through the date of such resignation.

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(ii)           Termination without Cause.

(A)         If the Executive’s employment is terminated by the Company without Cause (as defined below): (1) the Company shall (x) continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive’s employment is terminated) until the end of the Severance Period (as defined below), (y) with respect to the Annual Bonus, to the extent the Milestones are achieved or, in the absence of Milestones, the Board has, in its sole discretion, otherwise determined an amount for the Executive’s bonus for the current Employment Period, pay the Executive a pro rata portion of the Annual Bonus for the year of the Employment Period on the date such Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company, and (z) pay any other accrued compensation and Benefits; and (2) any of the Executive’s unvested stock options as set forth on Schedule A attached hereto shall automatically vest upon the Executive’s termination without Cause. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of employment.

(B)         If, following a termination of employment without Cause, the Executive breaches the provisions of Section 8 , 9 or 10 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 7 (a)(ii)(A) above, and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(b)         Discharge for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(i) any act or omission that constitutes a material breach by the Executive of any of the Executive’s obligations under this Agreement, and such material breach remains uncured (if susceptible to cure) for fifteen days after written notice from the Company;

(ii) the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of the Executive as an employee of the Company, as determined by a vote of all of the disinterested members of the Board;

(iii) the Executive’s conviction of, or plea of nolo contendere to, (A) any felony or (B) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(iv) the Executive’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

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(v)         the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to executives of the Company;

(vi)        the Executive’s refusal to follow the directions of the Board, unless such directions are, in the written opinion of legal counsel, illegal or in violation of applicable regulations;

(vii)       any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates, as determined by a vote of all of the disinterested members of the Board; or

(viii)      the Executive’s breach of the Executive’s obligations under Section 8 , 9 or 10 hereof.

In the event Executive is terminated for Cause, the Company shall have no obligation to make payments to Executive in accordance with the provisions of Section 4 or 5 above, or, except as otherwise required by law, to provide the benefits described in Section 6 above, for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause except for the Executive’s then applicable Base Salary accrued through the date of such termination.

(c)          Disability. The Company shall have the right, but shall not be obligated to terminate the Executive’s employment hereunder in the event the Executive becomes disabled such that the Executive is unable to discharge the Executive’s duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period (unless longer periods are required under applicable local labor regulations) (a “Permanent Disability”). In the event of a termination of employment due to a Permanent Disability, the Company shall be obligated to continue to make payments to the Executive (or Executive’s legal representative) in an amount equal to the then applicable Base Salary for the Severance Period (as defined below), payable in the form of salary continuation for the applicable Severance Period after the Executive’s employment with the Company is terminated due to a Permanent Disability. A determination of a Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Permanent Disability shall be binding on all parties.

(d)          Death. The Executive’s employment hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 4 or 5 above, or, except as otherwise required by law or the terms of any applicable benefit plan, or to provide the benefits described in Section 6 above for periods after the date of the Executive’s death except for then applicable Base Salary earned and accrued through the date of death, payable to the Executive’s beneficiary, as the Executive shall have indicated in writing to the Company (or if no such beneficiary has been designated, to the Executive’s estate).

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(e)          Termination for Good Reason. The Executive may terminate this Agreement at any time for Good Reason. In the event of termination under this paragraph (e), the Company shall pay to the Executive severance in an amount equal to the Executive’s then applicable Base Salary for a period equal to the lesser of (i) twelve (12) months and (ii) the number of months (including fractional months) remaining in the Employment Period (the “Severance Period”), subject to the Executive’s continued compliance with Sections 8 , 9 and 10 of this Agreement, payable in the form of salary continuation for the applicable Severance Period following the Executive’s termination, and subject to the Company’s regular payroll practices and required withholdings. Such severance shall be reduced by any cash remuneration paid to the Executive because of the Executive’s employment or self-employment during the Severance Period. The Executive shall continue to receive all Benefits (either through the Company or an Affiliate) during the Severance Period. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such resignation. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s express written consent) if Executive provides the Company with written notice of the existence of such condition within sixty (60) days after the initial existence of the condition and the Company fails to remedy the condition within thirty (30) days after its receipt of such written notice:

(i)        the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that the Executive assumed on the Effective Date;

(ii)         removal of the Executive from the position of Chief Executive Officer;

(iii)        the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that the Executive assumed under this Agreement within twelve (12) months after a Change of Control (as defined below);

(iv)        a reduction by the Company in the Executive’s then applicable Base Salary or other compensation, unless said reduction is proportionate to salary reductions of other senior executives of the Company;

(v)         the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s benefits, unless said reduction is proportionate to benefits reductions of other senior executives of the Company;

(vi)        the Company determines to change the location of its principal executive office outside a ten (10) mile radius from the current location of the Company’s principal executive office; or

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(vii)       a breach by the Company of any material term of this Agreement.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding equity securities of the Company, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Company, or (B) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(f)          Notwithstanding anything in this Section 7 to the contrary, if at the time of termination of Executive’s employment with the Company, Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), any amount or benefit that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of such termination of employment will not be paid until after the earlier of (i) first business day of the seventh month following the termination of Executive’s employment, or (ii) the date of Executive’s death (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, Executive shall be paid a cash lump sum payment equal to any payments that the Company would have been required to make to Executive under this Section 7 during the 409A Suspension Period in the absence of this Section 7(f). To the extent that Executive would be entitled to participate in any benefit programs during the 409A Suspension Period in the absence of this Section 7(f), Executive shall bear the full cost of such benefits during the 409A Suspension Period, and within fourteen (14) calendar days after the end of the 409A Suspension Period, the Company shall reimburse Executive for such costs to the extent that such costs would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to Executive in the absence of this Section 7(f). After the 409A Suspension Period, Executive shall receive any remaining payments and benefits due under this agreement in accordance with the terms of this Section 7 (as if there had not been any 409A Suspension Period beforehand).

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(g)          Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 16 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(h)          Resignation from Directorships and Officerships.  The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law. Except as otherwise provided elsewhere in this Agreement, the termination of this Agreement shall not have any effect on the Executive’s ownership of the Company’s common stock or other securities, including options to purchase securities of the Company.

8.          Non-Competition; Non-Solicitation.

(a)          For the duration of the Employment Period and, unless the Company terminates the Executive’s employment without Cause or the Executive terminates her employment for Good Reason, during the Severance Period (the “Non-Compete Period”), the Executive shall not:

(i) directly or indirectly, except as specifically provided in the last sentence of Section 2(c) hereof, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Business (i.e., celebrity-branded/licensed cosmetics and beauty products) or any other business engaged in by the Company and/or any of its Affiliates during the Employment Period anywhere within the State of California; provided, however, that the Executive may (i) continue to own her membership interest in Gold Grenade, LLC, and (ii) own no more than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise), other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are of a class listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Exchange Act; or

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(ii) attempt in any manner to solicit or accept from any customer or client of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of this Agreement, business of the kind or competitive with the Business with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done with the Company or any of its Affiliates or if any such customer elects to move its business to a person other than the Company or any of its Affiliates, provide any services (of the kind or competitive with the Business) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

(b)          During the Employment Period and, unless the Company terminates the Executive’s employment without Cause or the Executive terminates her employment for Good Reason, for a period of twelve (12) months following termination (i.e., not expiration) of the Executive’s employment with the Company, the Executive shall not solicit or hire, attempt to recruit, or persuade any employee of, or independent contractor of, or consultant to, the Company, or its Affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement.

(c)          The Executive recognizes and agrees that because a violation by the Executive of the Executive’s obligations under this Section 8 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to seek injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-Compete Period will be extended by the duration of any violation by the Executive of any of the Executive’s obligations under this Section 8.

(d)          The Executive expressly agrees that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant not to compete.

9.          Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which relate to the Business and which are created, designed or conceived, developed or made by the Executive during the Employment Period (“Work Product”), belong to the Company. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the fullest extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including, without limitation, assignments, consents, powers of attorney and other instruments).

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10.         Confidentiality.

(a)          The Executive understands that the Company and/or its Affiliates, from time to time, may impart to the Executive confidential information, whether such information is written, oral, electronic or graphic.

(b)          For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, or is known by the Executive to be considered confidential by the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i) internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii) marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any oil and gas prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

(iii) names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(iv) confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

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Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive. The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

(c)          The Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law (including compulsion in connection with legal proceedings) or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control. Notwithstanding the foregoing, the Executive shall be entitled to retain (i) information showing the Executive’s compensation or relating to reimbursement of Executive’s expenses, (ii) information necessary for the Executive’s personal tax preparation, and (iii) copies of this Agreement, any benefit plans and other agreements relating to the Executive’s employment by the Company.

11.         Governing Law/Jurisdiction; Attorneys’ Fees. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of California without regard to the conflicts of laws principles thereof. The federal and state courts located in Los Angeles County, California shall have sole and exclusive jurisdiction for all claims arising out of or related to this Agreement. In the event of any dispute that arises out of this Agreement or the performance thereof, the prevailing party shall be entitled to the payment of its attorneys’ fees, costs, and all other expenses, in addition to any other relief to which the prevailing party may be entitled.

12.         Public Company Obligations; Indemnification.

(a)          The Executive acknowledges that the Company is a public company whose shares of common stock have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and whose common stock is or will be registered under the Exchange Act, and that this Agreement will be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that the Executive’s compensation and perquisites (each as determined by the rules of the SEC or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for the Executive’s family, vehicle, lodging or clothing, occasional bonuses or anything else the Executive receives, during the Employment Period and any renewals thereof, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and the Executive’s transactions and other dealings with the Company, will be required to be publicly disclosed.

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(b)          The Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and the Executive’s employment with the Company.

15.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

16.         Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by facsimile (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)          to the Company at:

BOLDFACE Group, Inc.

1309 Pico Blvd., Suite #A

Santa Monica, California 90405

Attention: Chairman of the Board

Facsimile: 310-581-4652

with a copy to (which shall not constitute notice):

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Attn: Scott Rapfogel, Esq.

Facsimile: 212-400-6901

(b)          to the Executive at

Nicole Ostoya

c/o BOLDFACE Group, Inc.

1309 Pico Blvd., Suite #A

Santa Monica, California 90405

Facsimile: 310-581-4652

with a copy to (which shall not constitute notice):

Eisner, Kahan & Gorry, a professional corporation

9601 Wilshire Boulevard, Suite 700

Beverly Hills, California 90210

Attention: Joseph O’Hara, Esq.

Facsimile: 310-855-3201

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All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

17.         Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

18.         Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

19.         Successors and Assigns. This Agreement shall be binding upon the Company and any successors and permitted assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive or the Company without the prior written consent of the other party.

20.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile counterpart (including PDF or similar format) of this Agreement shall have the same effect as an originally executed counterpart.

21.         Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

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22.         Opportunity to Seek Advice. The Executive acknowledges and confirms that the Executive has had the opportunity to seek such legal, financial and other advice and representation as the Executive has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that the Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

23.         Withholding and Payroll Practices. All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first written above.

COMPANY:

Boldface Group, Inc.,
a Nevada corporation

By:	/s/ Noah Levinson
Name: Noah Levinson
Title: Chief Executive Officer

EXECUTIVE:

/s/ Nicole Ostoya
Nicole Ostoya

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